EXHIBIT 15.1

May 7, 2004

The Board of Trustees and Shareholders of ProLogis
Aurora, Colorado

Re: Registration Statement Nos. 33-92490, 333-38515, 333-74917, 333-79813, 333-86081, 333-43546, 333-43544, 333-36578, 333-04961, 333-60374, 333-63992, 333-95737, 333-75722, 333-88150, 333-102166 and 333-105717 on Form S-3 and Registration Statements Nos. 333-31421, 333-26597, 333-69001, 333-46700, 333-46698, 333-70274 and 333-97895 on Form S-8.

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated April 27, 2004, except as to paragraphs 7, 8, 9 and 10 of note 1, which are as of May 3, 2004, related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the “Act”), such report is not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

KPMG LLP

San Diego, California